Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLY-E GROUP, INC.

Fly-E Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

First: The name of this Corporation is Fly-E Group, Inc.

Second: That, the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on November 1, 2022. The amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on June 7, 2024 (the “Amended and Restated Certificate of Incorporation”). The certificate of amendment of amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on March 10, 2025 (the “First Amendment”).

Third: This Second Certificate of Amendment (the “Certificate of Amendment”) amends the Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment, by adding the following to the end of Section 1 of Article IV.

“That, upon the Effective Time (as hereinafter defined in the Certificate of Amendment), each five shares of the common stock of the Corporation, par value $0.01 per share, issued and outstanding immediately prior to the date and time of the Effective Time shall be automatically combined into one share of common stock (the “Reverse Stock Split”), without any further action by the holder thereof, subject to the treatment of fractional shares as described below. Fractional shares will not be issued; any such fractional shares that will result from the Reverse Stock Split will be rounded up to the nearest whole number following the Effective Time. No stockholders will receive cash in lieu of fractional shares.”

Fourth: That, this Certificate of Amendment was duly approved by the Corporation’s Board of Directors on February 10, 2025 and June 16, 2025 and the stockholders at a meeting of stockholders on March 10, 2025, at which the necessary number of shares were voted in favor of the amendment, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Fifth: This Certificate of Amendment shall become effective as of July 3, 2025 at 5:00 p.m. Eastern Time (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this day of July 2, 2025.

FLY-E GROUP, INC.

By:	/s/ Zhou Ou
Name:	Zhou Ou
Title:	Chief Executive Officer

[Signature Page to Second Certificate of Amendment to Amended and Restated Certificate of Incorporation of Fly-E Group, Inc.]